Exhibit 99.1

Investor Contact: Megan L. McPhail 314-309-6563 Megan.McPhail@SpireEnergy.com Media Contact: Jason Merrill 314-342-3300 Jason.Merrill@SpireEnergy.com

For Immediate Release

Spire reports FY25 first quarter results

ST. LOUIS (Feb. 5, 2025) – Spire Inc. (NYSE: SR) today reported results for its fiscal 2025 first quarter ended December 31. Highlights include:

•
First quarter net income of $81.3 million ($1.34 per diluted share) compared to $85.1 million ($1.52 per share) a year ago
•
First quarter adjusted earnings* of $81.1 million ($1.34 per share) compared to $82.7 million ($1.47 per share) a year ago
•
Affirmed fiscal 2025 adjusted earnings guidance range of $4.40–$4.60

For fiscal 2025 first quarter, Spire reported adjusted earnings per share of $1.34, a decrease of $0.13 compared to last year. Gas Utility earnings increased reflecting higher earnings at Spire Alabama and Spire Gulf, partially offset by lower Spire Missouri earnings. The segment benefited from increased Spire Missouri infrastructure rider revenues and new rates at Spire Alabama and Spire Gulf, offset, in part, by lower usage net of weather mitigation in Missouri and higher depreciation expense. Midstream earnings reflected growth as a result of additional capacity and contract renewals at higher rates for Spire Storage. Gas Marketing earnings were lower than the prior year due to market conditions.

“Our results for the first quarter reflect execution of our strategy while maintaining a focus on safety and strong operational performance,” said Scott Doyle, executive vice president, chief operating officer, and acting president and chief executive officer of Spire. “Looking ahead, we continue to expect our fiscal 2025 earnings to be in the range of $4.40 to $4.60 per share. We are committed to achieving our financial objectives and operational excellence while safely serving customers and communities with reliable and affordable energy.”

First Quarter Results	Three Months Ended December 31,
	(Millions)		(Per Diluted Common Share)
	2024	2023	2024	2023
Adjusted Earnings* by Segment
Gas Utility	$77.8	$75.8
Gas Marketing	2.2	7.2
Midstream	12.0	2.4
Other	(10.9)	(2.7)
Total	$81.1	$82.7	$1.34	$1.47
Fair value and timing adjustments, pre-tax	0.3	5.2	0.01	0.10
Acquisition and restructuring activities, pre-tax	—	(1.9)	—	(0.03)
Income tax effect of adjustments	(0.1)	(0.9)	(0.01)	(0.02)
Net Income	$81.3	$85.1	$1.34	$1.52
Weighted Average Diluted Shares Outstanding	57.9	53.6

*Non-GAAP, see “Adjusted Earnings and Reconciliation to GAAP.”

Adjusted earnings excludes from net income, as applicable, the impacts of fair value accounting and timing adjustments associated with energy-related transactions, the impacts of acquisition, divestiture and restructuring activities, and the largely non-cash impacts of other non-recurring or unusual items such as impairments and certain regulatory, legislative, or GAAP standard-setting actions.

Gas Utility

Gas Utility fiscal 2025 first quarter adjusted earnings were $77.8 million, an increase from $75.8 million in the prior year, reflecting higher earnings at Spire Alabama and Spire Gulf, partially offset by lower Spire Missouri earnings.

Contribution margin was higher by $8.4 million driven by increases across all utilities. The increase was primarily due to higher Spire Missouri Infrastructure System Replacement (ISRS) revenues and higher margins at Spire Alabama due to the annual rate update and usage net of weather mitigation. These favorable items were partially offset by lower Spire Missouri usage net of weather mitigation.

After adjusting for the impact of a pension reclass and bad debt expense, operation and maintenance expense was $1.6 million lower than a year ago, reflecting a decline in operating costs and administration expenses, offset, in part, by higher employee-related costs.

Depreciation expense increased $3.9 million from last year reflecting increased capital investment. Interest expense decreased $3.9 million as a result of lower rates and lower short-term debt balances. Gas carrying cost credits decreased by $3.9 million compared to the prior year due to lower gas cost balances.

Gas Marketing

Gas Marketing fiscal 2025 first quarter adjusted earnings were $2.2 million compared to $7.2 million in the prior year. The decrease in earnings reflects reduced volatility in regional basis differentials combined with higher transportation and storage fees.

Midstream

Midstream fiscal 2025 first quarter adjusted earnings were $12.0 million, up from $2.4 million in the year-ago period. The improvement was driven by higher Spire Storage earnings, reflecting additional capacity and contract renewals at higher rates. The segment also benefited from the acquisition of MoGas in January 2024.

Other

Spire’s other activities reported an adjusted loss of $10.9 million versus $2.7 million in the prior year. The variance in earnings is primarily due to a $6.3 million after-tax benefit of an interest rate hedge settlement in the prior year and higher interest expense this year.

Guidance and Outlook

Spire continues to expect fiscal 2025 adjusted earnings to be in the range of $4.40–$4.60 per share. We remain confident in our ability to grow long-term adjusted earnings per share 5–7% driven by an expected long-term 7–8% annualized rate base growth at Spire Missouri, reflecting our robust capital investment plan, and 6% equity growth at Spire Alabama and Spire Gulf.

Our 10-year $7.4 billion capital investment target through fiscal 2034 is driven by increasing investment in infrastructure upgrades and new business in the Gas Utility segment. Expected total capital expenditures for fiscal 2025 remains $790 million.

Conference Call and Webcast

Spire will host a conference call and webcast today to discuss its fiscal 2025 first quarter financial results. To access the call, please dial the applicable number approximately 5–10 minutes in advance.

Date and Time:	Wednesday, February 5
9 a.m. CT (10 a.m. ET)

Phone Numbers:	U.S. and Canada:	844-824-3832
	International:	412-317-5142

The webcast can be accessed at Investors.SpireEnergy.com under Events & Presentations. A replay of the call will be available at 10 a.m. CT (11 a.m. ET) on February 5 until February 12, 2025, by dialing 877-344-7529 (U.S.), 855-669-9658 (Canada), or 412-317-0088 (international). The replay access code is 8652197.

About Spire

At Spire Inc. (NYSE: SR) we believe energy exists to help make people’s lives better. It’s a simple idea, but one that’s at the heart of our company. Every day we serve 1.7 million homes and businesses making us one of the largest publicly traded natural gas companies in the country. We help families and business owners fuel their daily lives through our gas utilities serving Alabama, Mississippi and Missouri. Our natural gas-related businesses include Spire Marketing and Spire Midstream. We are committed to transforming our business through growing organically, investing in infrastructure, and advancing through innovation. Learn more at SpireEnergy.com.

Forward-Looking Information and Non-GAAP Measures

This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Spire’s future operating results may be affected by various uncertainties and risk factors, many of which are beyond the Company’s control, including weather conditions, economic factors, the competitive environment, governmental and regulatory policy and action, and risks associated with acquisitions. More complete descriptions and listings of these uncertainties and risk factors can be found in the Company’s annual (Form 10-K) and quarterly (Form 10-Q) filings with the Securities and Exchange Commission.

This news release includes the non-GAAP financial measures of “adjusted earnings,” “adjusted earnings per share,” and “contribution margin.” Management also uses these non-GAAP measures internally when evaluating the Company’s performance and results of operations. Adjusted earnings exclude from net income, as applicable, the impacts of fair value accounting and timing adjustments associated with energy-related transactions, the impacts of acquisition, divestiture and restructuring activities and the largely non-cash impacts of impairments and other non-recurring or unusual items such as certain regulatory, legislative, or GAAP standard-setting actions. The fair value and timing adjustments, which primarily impact the Gas Marketing segment, include net unrealized gains and losses on energy-related derivatives resulting from the current changes in the fair value of financial and physical transactions prior to their completion and settlement, lower of cost or market inventory adjustments, and realized gains and losses on economic hedges prior to the sale of the physical commodity. Management believes that excluding these items provides a useful representation of the economic impact of actual settled transactions and overall results of ongoing operations. Contribution margin adjusts revenues to remove the costs that are directly passed on to customers and collected through revenues, which are the wholesale cost of natural gas and gross receipts taxes. These internal non-GAAP operating metrics should not be considered as an alternative to, or more meaningful than, GAAP measures such as operating income, net income, or earnings per share.

Condensed Consolidated Statements of Income – Unaudited

(In Millions, except per share amounts)	Three Months Ended December 31,
	2024	2023
Operating Revenues	$669.1	$756.6
Operating Expenses:
Natural gas	270.0	367.0
Operation and maintenance	129.3	130.7
Depreciation and amortization	72.3	67.0
Taxes, other than income taxes	48.7	52.7
Total Operating Expenses	520.3	617.4
Operating Income	148.8	139.2
Interest Expense, Net	48.0	50.6
Other Income, Net	0.6	17.5
Income Before Income Taxes	101.4	106.1
Income Tax Expense	20.1	21.0
Net Income	81.3	85.1
Provision for preferred dividends	3.7	3.7
Income allocated to participating securities	0.1	0.1
Net Income Available to Common Shareholders	$77.5	$81.3

Weighted Average Number of Shares Outstanding:
Basic	57.7	53.5
Diluted	57.9	53.6

Basic Earnings Per Common Share	$1.34	$1.52
Diluted Earnings Per Common Share	$1.34	$1.52
Dividends Declared Per Common Share	$0.785	$0.755

Condensed Consolidated Balance Sheets – Unaudited

(In Millions)	December 31,	September 30,	December 31,
	2024	2024	2023
ASSETS
Utility Plant	$8,946.3	$8,779.1	$8,345.0
Less: Accumulated depreciation and amortization	2,570.3	2,535.8	2,467.3
Net Utility Plant	6,376.0	6,243.3	5,877.7
Non-utility Property	982.5	955.3	687.1
Other Investments	118.5	115.3	105.5
Total Other Property and Investments	1,101.0	1,070.6	792.6
Current Assets:
Cash and cash equivalents	11.5	4.5	4.8
Accounts receivable, net	517.2	277.4	544.0
Inventories	242.6	263.9	276.6
Other	216.7	225.5	394.5
Total Current Assets	988.0	771.3	1,219.9
Deferred Charges and Other Assets	2,810.8	2,775.5	2,741.5
Total Assets	$11,275.8	$10,860.7	$10,631.7

CAPITALIZATION AND LIABILITIES
Capitalization:
Preferred stock	$242.0	$242.0	$242.0
Common stock and paid-in capital	1,992.0	1,959.9	1,782.4
Retained earnings	1,050.5	1,018.7	997.3
Accumulated other comprehensive income	24.4	12.1	29.1
Total Shareholders' Equity	3,308.9	3,232.7	3,050.8
Temporary equity	8.4	8.6	14.8
Long-term debt (less current portion)	3,697.7	3,704.4	3,247.8
Total Capitalization	7,015.0	6,945.7	6,313.4
Current Liabilities:
Current portion of long-term debt	42.5	42.0	457.0
Notes payable	1,158.0	947.0	1,047.5
Accounts payable	292.3	237.2	293.8
Accrued liabilities and other	498.4	477.7	412.2
Total Current Liabilities	1,991.2	1,703.9	2,210.5
Deferred Credits and Other Liabilities:
Deferred income taxes	838.3	808.4	760.6
Pension and postretirement benefit costs	126.6	146.7	135.5
Asset retirement obligations	586.0	579.9	583.6
Regulatory liabilities	577.2	535.5	487.2
Other	141.5	140.6	140.9
Total Deferred Credits and Other Liabilities	2,269.6	2,211.1	2,107.8
Total Capitalization and Liabilities	$11,275.8	$10,860.7	$10,631.7

Condensed Consolidated Statements of Cash Flows – Unaudited

(In Millions)	Three Months Ended December 31,
	2024	2023
Operating Activities:
Net Income	$81.3	$85.1
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	72.3	67.0
Deferred income taxes and investment tax credits	19.4	21.0
Changes in assets and liabilities	(94.0)	(104.3)
Other	2.1	1.2
Net cash provided by operating activities	81.1	70.0

Investing Activities:
Capital expenditures	(260.6)	(226.5)
Other	0.5	1.3
Net cash used in investing activities	(260.1)	(225.2)

Financing Activities:
Repayment of long-term debt	(7.0)	(6.6)
Issuance of short-term debt, net	211.0	92.0
Issuance of common stock	32.8	113.2
Dividends paid on common stock	(44.6)	(38.8)
Dividends paid on preferred stock	(3.7)	(3.7)
Other	(2.5)	(1.4)
Net cash provided by financing activities	186.0	154.7

Net Increase (Decrease) in Cash, Cash Equivalents, and Restricted Cash	7.0	(0.5)
Cash, Cash Equivalents, and Restricted Cash at Beginning of Period	34.9	25.8
Cash, Cash Equivalents, and Restricted Cash at End of Period	$41.9	$25.3

Adjusted Earnings and Reconciliation to GAAP

(In Millions, except per share amounts)	Gas Utility	Gas Marketing	Midstream	Other	Total	Per Diluted Common Share (2)
Three Months Ended December 31, 2024
Net Income (Loss) [GAAP]	$77.8	$2.4	$12.0	$(10.9)	$81.3	$1.34
Adjustments, pre-tax:
Fair value and timing adjustments	—	(0.3)	—	—	(0.3)	(0.01)
Income tax effect of adjustments (1)	—	0.1	—	—	0.1	0.01
Adjusted Earnings (Loss) [Non-GAAP]	$77.8	$2.2	$12.0	$(10.9)	$81.1	$1.34

Three Months Ended December 31, 2023
Net Income (Loss) [GAAP]	$75.5	$11.4	$0.9	$(2.7)	$85.1	$1.52
Adjustments, pre-tax:
Fair value and timing adjustments	0.4	(5.6)	—	—	(5.2)	(0.10)
Acquisition activities	—	—	1.9	—	1.9	0.03
Income tax effect of adjustments (1)	(0.1)	1.4	(0.4)	—	0.9	0.02
Adjusted Earnings (Loss) [Non-GAAP]	$75.8	$7.2	$2.4	$(2.7)	$82.7	$1.47

(1) Income tax adjustments include amounts calculated by applying federal, state, and local income tax rates applicable to ordinary income to the amounts of the pre-tax reconciling items.

(2) Adjusted earnings per share is calculated by replacing consolidated net income with consolidated adjusted earnings in the GAAP diluted EPS calculation, which includes reductions for cumulative preferred dividends and participating shares.

Contribution Margin and Reconciliation to GAAP

(In Millions)	Gas Utility	Gas Marketing	Midstream	Other	Elimi- nations	Consoli- dated
Three Months Ended December 31, 2024
Operating Income [GAAP]	$127.8	$2.7	$17.3	$1.0	$—	$148.8
Operation and maintenance expenses	115.0	4.0	11.0	3.6	(4.3)	129.3
Depreciation and amortization	68.1	0.4	3.7	0.1	—	72.3
Taxes, other than income taxes	48.0	(0.1)	0.8	—	—	48.7
Less: Gross receipts tax expense	(26.7)	(0.1)	—	—	—	(26.8)
Contribution Margin [Non-GAAP]	332.2	6.9	32.8	4.7	(4.3)	372.3
Natural gas costs	254.6	26.0	0.7	—	(11.3)	270.0
Gross receipts tax expense	26.7	0.1	—	—	—	26.8
Operating Revenues	$613.5	$33.0	$33.5	$4.7	$(15.6)	$669.1

Three Months Ended December 31, 2023
Operating Income (Loss) [GAAP]	$122.3	$14.7	$3.3	$(1.1)	$—	$139.2
Operation and maintenance expenses	116.7	4.4	8.6	5.0	(4.0)	130.7
Depreciation and amortization	64.2	0.4	2.3	0.1	—	67.0
Taxes, other than income taxes	51.6	0.3	0.7	0.1	—	52.7
Less: Gross receipts tax expense	(31.0)	(0.1)	—	—	—	(31.1)
Contribution Margin [Non-GAAP]	323.8	19.7	14.9	4.1	(4.0)	358.5
Natural gas costs	360.4	16.5	—	—	(9.9)	367.0
Gross receipts tax expense	31.0	0.1	—	—	—	31.1
Operating Revenues	$715.2	$36.3	$14.9	$4.1	$(13.9)	$756.6